SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
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☐  Soliciting Material under Rule 14a-12

EMS TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
ELECTION OF DIRECTORS
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION AND RELATED INFORMATION

EMS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2010

Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the “Company”) will be held at 11:00 a.m. local Atlanta time on May 11, 2010, at the Company’s headquarters at 660 Engineering Drive, Norcross, Georgia 30092, for the following purposes:

1. To elect nine members of the Board of Directors to serve during the ensuing year;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only holders of record of common stock of the Company at the close of business on March 19, 2010, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

By Order of the Board of Directors,

William S. Jacobs
Secretary

Norcross, Georgia
March 31, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE VOTE YOUR SHARES BY ONE OF THE METHODS INDICATED ON THE ENCLOSED PROXY: (1) A TOLL-FREE TELEPHONE CALL, (2) THE INTERNET, OR (3) COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POSTAGE PAID ENVELOPE PROVIDED. IT IS IMPORTANT TO VOTE YOUR SHARES PROMPTLY. IF YOU ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

EMS TECHNOLOGIES, INC.
660 Engineering Drive, Technology Park/Atlanta,
Norcross, Georgia 30092

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2010

GENERAL INFORMATION

Shareholders’ Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m. local Atlanta time on May 11, 2010, at the Company’s headquarters at 660 Engineering Drive, Norcross, Georgia 30092. This Proxy Statement is being mailed to shareholders on or about April 5, 2010.

Matters to be Acted Upon

The following matters will be acted upon at the Annual Meeting of Shareholders:

1. The election of nine members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified;

2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

3. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 11, 2010: The 2010 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2009 are also available at www.ems-t.com/proxydocs.

Revocation of Proxies

A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

The shares that your proxy represents will be voted at the Annual Meeting in accordance with your instructions. In the absence of such instructions, the shares represented thereby will be voted in favor of the nine nominees for election to the Board of Directors, and in favor of the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the current year. The Board of Directors does not know of any other business to be brought before the Meeting, and has not received notice of any such matter within the time periods specified in the Company’s Bylaws or in rules of the Securities and Exchange Commission governing discretionary voting authority; it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

In order to constitute a quorum with respect to each matter to be presented at the Meeting, there must be present, in person or by proxy, a majority of the total votes entitled to be cast by record holders of the common stock. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes. However, unlike for prior annual meetings, under recent amendments to the rules governing brokers, the election of directors is no longer considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the Annual Meeting with respect to the election of directors. The ratification of KPMG LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore brokers will have the discretion to vote on that matter even if they do not receive voting instructions from the beneficial owner of the shares.

Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 19, 2010, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 19, 2010, there were 15,180,513 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, facsimile transmission, or personal interview. In addition, Georgeson Inc. has been engaged to provide soliciting assistance, principally in the nature of solicitation with respect to shares held by brokers, banks and institutional holders, at a cost of approximately $8,000.

Shareholder Proposals for the 2011 Annual Meeting

Any proposals by shareholders intended to be included in the proxy materials for the 2011 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 10, 2010.

In addition, for any proposal or nomination that a shareholder wishes to present at the 2011 Meeting but is not seeking to have included in the Company’s proxy materials, notice as required by the Company’s bylaws (including the information specified in the Bylaws) must be received by the Secretary no later than March 12, 2011; if such notice is not timely received, the matter or nomination will not be considered at the 2011 Annual Meeting.

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at nine. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the nine persons named in the following table as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any named nominee should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote.

The following table lists the nominees and their ages, their other positions with the Company, their principal occupations and other professional activities at present and during at least the past five years, and the year each was first elected as a director. All nominees other than Mr. Burns are currently directors of the Company. All nominees are believed to possess the qualities of integrity and intellect, the commitment and availability, the communication skills, and the ability to engage in collegial debate and problem solving that enable each to contribute to the Board’s processes and deliberations. Qualifications and skills related to their individual backgrounds and expertise that have resulted in their nominations are discussed in the table.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

Amb. John R. Bolton	61	2009
Amb. Bolton is currently a Senior Fellow at the American Enterprise Institute, focusing on foreign policy matters and international organizations. Previously, he served as United States Permanent Representative to the United Nations (2005-2006) and Under Secretary of State for Arms Control and International Security (2001-2005). Prior to this period of government service, he was Senior Vice President of the American Enterprise Institute, with a variety of research, financial and management responsibilities. Under the earlier Bush administration, Amb. Bolton served in a variety of positions, including as Assistant Secretary of State for International Organization Affairs (1989-1993) and Assistant Attorney General in the Department of Justice (1985-1989). Amb. Bolton is an attorney, holding a number of legal positions earlier in his career, and is currently “of counsel” with the Washington office of Kirkland & Ellis. He also has served as a member of the board of directors of Diamond Offshore Drilling, Inc. since 2007.

Individual Qualifications:  Extended experience with Washington bureaucracies and legal issues, and exceptional experience and insights with respect to foreign relations potentially affecting the Company’s defense and foreign sales.

Hermann Buerger	66	2003
Until 2004, Regional Board Member and CEO of the Americas, Commerzbank AG, where Mr. Buerger held various management positions over a 30-year career. Mr. Buerger has been a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil (2002 — 2004), and of the Advisory Board of the Wharton Real Estate Center (1997 — 2004). Mr. Buerger is a director of Sapient Corporation (since 2006), where he chairs the audit committee. Mr. Buerger also served as a director of Alpha Natural Resource, Inc. (from 2008-2009), where he served on the audit committee.

Individual Qualifications:  Long experience with financial statement preparation and analysis, including successful management of a major banking operation; experience with audit committees of multiple public companies, and as an “audit committee financial expert.”

Joseph D. Burns	48	—
Managing Director of Technology and Flight Test (2010) at United Airlines, where he has been employed since 1992. Other positions at United have included Managing Director — Flight Standards (2003-2009), FAA Certificate Director of Operations (2008-2009), and Director- Flight Standards (2002-2003), in addition to service as an active pilot currently flying Captain on Airbus aircraft. Mr. Burns currently serves on the Executive Advisory Board for Position, Navigation, and Time (GPS), the Advisory Board for the National Center for Atmospheric Research, and as Chairman of the ATA Air Traffic Control Council. He is former Vice Chairman of the Airborne Internet Consortium, an industry/government group working on standards and applications for Internet use on commercial aircraft, as well as Chairman of ATN Systems, Inc., an airline datalink consortium. He holds both an MBA and an engineering degree, as well as multiple patents related to communications, security and sensor technologies. Mr. Burns has also served in engineering and executive management positions with various privately owned technology companies.

Individual Qualifications:  Direct, high-level experience with commercial aviation connectivity equipment and systems, with next-generation systems for aviation operations, navigation and surveillance, and with related customer requirements and applicable standards, both as currently in effect and as likely to evolve in the future, combined with business executive experience.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

John R. Kreick, Ph.D.	65	2003
Private consultant on defense electronics matters (since 1998). From 2001 to 2008, Dr. Kreick served as Chairman of the Board of Draper Labs, a research center for NASA and the Department of Defense. From 1988 until March 1998, Dr. Kreick was President of a leading defense electronics firm, the Sanders division of Lockheed Martin Corporation, and was also a Lockheed Martin Vice President. Dr. Kreick also serves (since 1998) as a director and (since 2003) as Chairman, and for five months during 2003 served as Chief Executive Officer, of The Pennichuck Corporation, a holding company for water-service utilities and real estate development in New Hampshire. He holds his Ph.D. in theoretical physics.

Individual Qualifications:  Exceptional understanding of technology, particularly as related to the defense, space and aviation connectivity businesses, and experience running both a major defense research laboratory and a major defense contractor, as well as experience as CEO of a public company.

John B. Mowell	75	1984
Chairman of the Board (since 2001) and interim Executive Director (since 2009) of the Company. President, Mowell Financial Group, Inc., Tallahassee, FL, an investment counseling firm. Director and chairman of the board, Entegrion Inc., a privately held medical technologies company. Formerly Chairman of the Board (1981-1990) and Chief Executive Officer (1985-1989), Reflectone, Inc., Tampa, FL, a manufacturer of aircraft flight simulators and training systems for commercial and military markets. Mr. Mowell is past Chairman of the Florida State Board of Administration’s Investment Advisory Council for the $100 billion Florida state teacher’s retirement fund; and Founding President, past Chairman and Chairman Emeritus of The Economic Club of Florida.

Individual Qualifications:  Extensive experience with financial markets, including commercial and investment banking markets, and experience as CEO of a technology-based company. Twenty-five years’ experience with the Company and its particular business, financial and operational issues.

The Honorable Thomas W. O’Connell	63	2007
Private consultant on defense matters (since 2007). Previously, Mr. O’Connell was Assistant Secretary of Defense for Special Operations and Low-Intensity Conflict (2003-2007) and Senior Manager, Intelligence and Information Systems with Raytheon Company (1996- 2003). Mr. O’Connell retired from the U.S. Army in 1995 as a Colonel, after a highly decorated 27-year career that included a three-year assignment as Deputy for Command Support at the Central Intelligence Agency, and numerous command assignments in intelligence and special operations, with combat in Vietnam, Grenada, Panama and Southwest Asia. Mr. O’Connell is a member of the U.S. Army Intelligence Hall of Fame.

Individual Qualifications:  Exceptional experience and insight into the military strategy process, military initiatives related to sophisticated communications capabilities, and likely directions of military systems/equipment priorities, particularly those related to long-term counter-terrorism strategies.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

Bradford W. Parkinson, Ph.D.	75	2006
Professor Emeritus, Stanford University (currently with part-time research and student advisory responsibilities, since 2001). Previously, Dr. Parkinson was Professor of Aeronautics and Astronautics at Stanford, where he directed NASA’s Gravity Probe-B spacecraft development project. During his career, He was chair of the NASA Advisory Council for 6 1/2 years, and was elected to the National Academy of Engineering. In 2003, Dr. Parkinson was awarded the Draper Prize by the National Academy of Engineering for his role as chief architect and original Program Director of the GPS system. Since 1984, he has been a member of the Board of Directors of Trimble Navigation Limited, Sunnyvale, CA, which provides advanced geographical positioning solutions, typically to commercial and governmental users. From 1998 to 1999, he served as Trimble’s President and Chief Executive Officer while that company was seeking a permanent CEO. He continues to serve on a number of federal advisory boards and related committees, including as Chair of the Jet Propulsion Laboratory’s Advisory Council. He is currently also on the Council of the National Academy of Engineering, and is a fellow of four professional societies. He holds his Ph.D. in Astronautical Engineering from Stanford.

Individual Qualifications:  Exceptional understanding of engineering technology, as well as extensive experience on the board and as CEO of a public company whose business is the development and marketing of products based on advanced engineering capabilities.

Norman E. Thagard, M.D.	66	1998
Aerospace and aerospace medicine consultant. From 1996 through 2009, Professor, Bernard F. Sliger Eminent Scholar Chair, Florida State University, Associate Dean of College Relations, College of Engineering, Florida A&M University — Florida State University. From 1978 until 1996, Dr. Thagard served as a NASA astronaut, participating in four Shuttle missions and one mission aboard the Russian Mir Space Station, for a total of 140 days in space. He holds advanced degrees in engineering science, business administration and as a doctor of medicine. Dr. Thagard is also a director and chairman of the compensation committee of Entegrion Inc., a privately held medical technologies company.

Individual Qualifications:  Expertise with electrical engineering concepts, direct experience with space flight and associated engineering requirements, and educational and practical experience with executive compensation and business management concepts.

John L. Woodward, Jr., Lt. Gen. USAF (ret.)	63	2003
Associate Partner since 2003, and Senior Executive Vice President — National Security Business Development since 2005, at Accenture, a global management consulting, technology services and outsourcing company. Mr. Woodward retired in 2002 from the U.S. Air Force as a Lieutenant General with 34 years’ experience. During his Air Force career, Mr. Woodward held a wide variety of positions related to communications and command and control systems, including experience with space operations and acquisition management. His last assignment prior to retirement was as Deputy Chief of Staff for Communications and Information, and Deputy Chief Information Officer, at Air Force Headquarters in Washington D.C. from 2000 until 2002.

Individual Qualifications:  Extensive experience with military communications requirements and systems, including space-related systems, both as a high-level military officer and as an active consultant to companies marketing to national security organizations.

The Board of Directors

The Company’s Board of Directors during the past year comprised each of the nominees identified in the preceding table (with the exception of Mr. Burns, who is a new nominee), as well as Francis J. Erbrick, who chose to not stand for reelection in 2010, and Paul B. Domorski, who resigned as President and Chief

Executive Officer (“CEO”) in November 2009. Other than Mr. Mowell, as a result of his interim appointment Executive Director in December 2009, as discussed below, all current directors have been determined by the Board to be “independent” within the meaning of the listing standards of The NASDAQ Stock Market, Inc. During the last fiscal year, the Board held seven meetings. With the exception of Mr. Woodward, no director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served. Mr. Woodward was unable to attend certain meetings because of hospitalization for the treatment of a major health issue, and the subsequent period required for recovery. As a result, during 2009 he attended 69% of such meetings, but since November he has been regularly attending all meetings.

The Company encourages the members of its Board to attend the Annual Meeting of Shareholders, and seeks to schedule Board meetings in a manner that facilitates such attendance. At the Annual Meeting held in 2009, all of the nine Board members elected at that time were in attendance.

Shareholders who wish to communicate with members of the Board of Directors may do so by mail addressed to the Chairman of the Board, c/o the Secretary, at the address for the Company’s principal executive offices appearing on the first page of this Proxy Statement. Items so addressed will be forwarded unopened to the Chairman.

The Board’s Leadership Structure

The Board believes that it can most effectively meet its responsibilities for supervising and evaluating the CEO, and for encouraging free and open communication among the non-employee directors, by separating the offices of CEO and Chairman of the Board, and has maintained this structure since 2001. Further, this structure permits the CEO to focus on the management of the Company’s day-to-day operations. At the present time, the Company’s CEO is not a member of the Board of Directors, and he is not a nominee for election at the Annual Meeting, because of a potential conflict between his Canadian citizenship and requirements for maintaining the Company’s clearance to perform classified work for the US Department of Defense, pending reorganization of the Defense & Space division, as discussed further in the following paragraphs.

Mr. Mowell’s Interim Appointment as Executive Director.  Neilson A. Mackay is not currently a U.S. citizen, although he is in the process of becoming a naturalized citizen. When he was selected as the Company’s CEO in November 2009, the Company was required by Defense Department regulations to establish a position senior to him with respect to all matters related to the Company’s classified programs for the US Department of Defense. However, this requirement would be in effect only for a limited period of time, pending completion of a reorganization to establish the Defense & Space division as a separate subsidiary with its own Board and senior management consisting of US citizens holding appropriate security clearances. As of the date of this Proxy Statement, the Company has substantially completed the organizational work for this subsidiary, and is hopeful that the process of transferring to it the various assets, employees and contracts currently held in the Defense & Space division will be completed during the second quarter of 2010. At that point, the Company expects that the separate senior official position of Executive Director will no longer be required.

Because the position would be temporary, and because Mr. Mowell was willing to assume the responsibilities on short notice, and holds a security clearance, he was appointed Executive Director. Under the Company’s bylaws, this position is senior to that of the CEO, but the Board has delegated to Dr. Mackay senior responsibility for all divisions other than Defense & Space, and he is also responsible for supervising the preparation of the Company’s financial statements and reports.

Although Mr. Mowell remains a non-employee director, as Executive Director he is a Company officer and thus does not, during his period of interim service, meet the NASDAQ listing standards for an “independent” director. As a result, he resigned from service on the Audit and Compensation Committees, and a separate Nominating Subcommittee was established to review and recommend candidates for election as Board members. Upon completion of his role as Executive Director within the expected schedule, he will become eligible to regain his status as an “independent” director, and for reappointment to those Committees, subject to certain determinations by the Board of his independence of management.

During his interim service as Executive Director, Mr. Mowell is receiving additional compensation, as discussed below at Compensation and Other Arrangements with Directors.

The Board’s Committee Structure

In discharging its responsibilities, the Board maintains various Committees, as follows:

Audit Committee.  The Audit Committee currently comprises Messrs. Buerger (Chairman) and O’Connell and Drs. Kreick and Thagard. Additional information about the Audit Committee and its responsibilities, processes and actions appears under the subsequent section, “Audit Matters,” in this Proxy Statement.

Compensation Committee.  The Compensation Committee currently comprises Drs. Thagard (Chairman) and Parkinson, and Messrs. Erbrick and Woodward. Additional information about the Compensation Committee and its responsibilities, processes and actions appears under the subsequent section, “Executive Compensation and Related Matters,” in this Proxy Statement.

Governance Committee.  The Governance Committee comprises Messrs. Mowell (Chairman) and Bolton and Drs. Kreick and Parkinson. The Governance Committee is responsible for reviewing, and for reporting to the full Board, concerning the Company’s practices and policies for the allocation and exercise of corporate authority by and among the Board and its committees and the senior corporate officers, and for oversight of the Board’s discharge of its responsibilities with respect to the Company’s processes for identifying and managing various enterprise risks. The Committee also considers the general qualifications to be sought in Board members, as well as the compensation of non-employee Board members, and reports to the full Board with respect to these matters. The Committee’s Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.” The Company’s Guidelines for Corporate Governance, which have been adopted by the Board upon the recommendation of the Governance Committee, are also available under that link.

With the exception of Mr. Mowell, following his interim appointment as Executive Director in December 2009, each of the members of the Governance Committee is “independent” as defined by the NASDAQ listing standards. During 2009, the Governance Committee held six meetings.

Nominating Subcommittee.  Because of Mr. Mowell’s recent appointment as Executive Director, the Board has created a separate Nominating Subcommittee of the Governance Committee. This Subcommittee comprises only those members of the Governance Committee who are “independent” under the NASDAQ listing standards, which are Drs. Kreick and Parkinson and Mr. Bolton. The Subcommittee is solely responsible for evaluating and recommending directly to the Board individuals to be nominated for election as members of the Board. The Subcommittee was formed in early 2010, and thus held no meetings during 2009.

In seeking and evaluating prospective members of the Board, the Nominating Subcommittee considers the nature and scope of the Company’s business activities, and the capacity of the Board to provide oversight and positive contributions in areas of particular significance to the long-term creation of shareholder value. While the Company does not have a formal diversity policy with respect to Board composition, the Subcommittee believes diverse professional backgrounds, viewpoints and skills should be represented on the Board, and particularly seeks experience and capability in the areas of finance and accounting; technology, markets and customer needs related to the Company’s wireless connectivity businesses; telecommunications, space and defense industries and programs; and business and manufacturing operations. The Committee believes that individual candidates should also demonstrate proven success in business environments, high levels of commitment, adequate availability to actively participate in the Board’s affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to the full Board, all members of the Subcommittee participate in meetings with the candidate, and the Subcommittee also seeks to arrange meetings between the candidate and other Board members.

Candidates are typically identified by other Board members or in Board-member discussions with third parties. The Subcommittee will also consider individuals recommended by shareholders. A shareholder who wishes to recommend a candidate for consideration by the Subcommittee should do so in writing addressed to the Subcommittee at the Company’s address appearing on the first page of this Proxy Statement. Candidates recommended by shareholders will be considered according to the same standards of perceived Company need and potential individual contribution as are applied to candidates from other sources.

Other Committees.  Other committees on which various directors serve are the Science & Technology Committee, comprising Drs. Kreick (Chairman) and Parkinson, and Messrs. O’Connell and Woodward, which has authority to review and make recommendations concerning scientific and technological trends and perceived opportunities for the Company’s technological capabilities; and the Stock Incentive Plan Committee, comprising Messrs. Erbrick and Woodward and Dr. Thagard, which is generally responsible for administering the Company’s stock incentive plans with respect to the participation of employees who are not officers or directors.

The Board’s Oversight of Enterprise Risk

As previously noted, the Governance Committee is responsible for the organization of the Board’s discharge of its oversight responsibilities with respect to the Company’s processes for identifying and managing various enterprise risks. In this capacity, the Governance Committee develops recommendations for the full Board concerning categories of risk that should be considered in the process, and for assigning responsibility to particular established or ad hoc committees to review management’s processes related to each identified category, and for reporting to the Board on their findings. This structure reflects the Board’s belief that sensitivity to and concern for risks is important for all Board members, and general oversight responsibility should not be limited to a single committee, but rather should be shared among committees whose activities are otherwise relevant to the particular category of risk. For example, the Audit Committee is responsible for oversight of, among others, risks related to the accuracy of the financial reporting process, while the Science & Technology Committee oversees management’s processes related to identifying and protecting critical intellectual property. Each committee is expected to review, evaluate and discuss with management the processes that have been established to identify and control the various categories assigned to it, and to do so on a recurring basis governed by an annual calendar.

While management routinely reports to the Board with respect to significant issues that have been identified and prioritized by management, and with respect to uncertainties inherent in each operating unit’s business plans, the Board and management are also implementing a system of supplemental quarterly reporting intended to assure a structured process for periodic consideration by management of potential risk issues that are of sufficient materiality to be discussed with the Board. This additional system is being adopted with a view to earlier identification and Board awareness of such issues.

Compensation and Other Arrangements with Directors

Subject to partial or full deferral into deferred stock units, as described further in this section regarding the Company’s Deferred Compensation Plan for Non-Employee Directors, each director who is not an employee of the Company is paid a $40,000 annual retainer (in quarterly installments), $2,500 per board meeting attended ($1,000 for telephonic participation), and $2,000 for committee meetings ($500 for telephonic participation) occurring on a day other than the day of either a board meeting or another compensated committee meeting. During a portion of 2009, each day of a multi-day board or committee meeting was compensated as a separate meeting, but effective in the fourth quarter this practice was changed and an additional $1,000 is now paid for the second day of multi-day board or committee meetings. Travel expenses are paid to out-of-town directors, and an additional $1,000 each way is paid to a director traveling from a home located more than two time zones from a meeting site.

During the first 11 months of 2009, the Company paid additional compensation to Mr. Mowell, in the amount of $100,000 per year, for his services as non-employee Chairman of the Board. Beginning in December 2009, the Company has compensated Mr. Mowell at the monthly rate of $25,000 for his services as both Chairman of the Board and Executive Director, as discussed in more detail below. The Company also pays additional compensation to Mr. Buerger, in the amount of $20,000 per year, for his services as Chairman of the Audit Committee, to Dr. Thagard, in the amount of $10,000 per year, for his services as Chairman of the Compensation Committee, and to Dr. Kreick, in the amount of $10,000 per year, for his services as Chairman of the Science & Technology Committee.

The Company grants its non-employee directors options to acquire shares of its common stock. These options include an initial grant of 15,000 shares, vesting 3,000 shares per year for the first five years of participation, and further grants of 5,000 (3,000 prior to 2007) shares per year (vesting at the end of six months of further service) upon each election as a board member by the shareholders. All options are granted at the fair market value of the common stock on the date of grant (which automatically occurs at the date of election). The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the sixth (tenth prior to 2007) anniversary of the date of grant.

The Company maintains a Deferred Compensation Plan for Non-Employee Directors. Under this Plan, each non-employee director must defer 40% of the annual retainer into deferred stock units valued at the date the cash retainer would otherwise have been paid, and may also at the director’s election defer all other amounts paid for service on the Board or its committees. Deferred amounts are payable after the director is no longer a member of the Board, or after five years in the case of elective deferrals, subject to the director’s limited right to further defer payment. When payable, the value of each stock unit is paid in cash in an amount equal to the value, at the time of payment, of the Company’s common stock. The deferred stock units have no minimum guaranteed value, accrue no minimum level of income, and have no voting rights.

Mr. Mowell’s Compensation as Executive Director.  Mr. Mowell’s interim role as Executive Director requires a substantial additional commitment of his time related to his executive oversight responsibilities with respect to the Defense & Space division, including responsibilities for the Company’s classified programs and facilities. To compensate him for these additional responsibilities, the Compensation Committee and the Governance Committee (excluding Mr. Mowell), recommended to the Board that Mr. Mowell receive $25,000 per month for services as both Chairman of the Board and Executive Director, paid in lieu of the $100,000 per year he previously received as Chairman. While he also receives the same annual retainer, meeting fees and annual automatic option award as the other directors, he is not eligible for any of the incentive, stock option, or other benefits provided to the other officers, as described below under EXECUTIVE COMPENSATION AND RELATED INFORMATION.

As discussed above at Mr. Mowell’s Interim Appointment as Executive Director, the Company expects that he will be able to step aside as Executive Director during the second quarter of this year, at which time the higher rate of compensation will be discontinued.

The following table discloses, for the year ended December 31, 2009, the cash compensation paid by the Company, as well as other compensation paid, accrued or granted to each of the non-employee directors.

Director Compensation in Fiscal 2009

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid In	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards(1)	Awards(2)	Compensation	Earnings	Compensation	Total

John R. Bolton	$22,500	8,000	136,950	—	—	—	167,450
Hermann Buerger	70,500	16,000	38,245	—	—	—	124,745
Francis J. Erbrick	—	58,000	38,245	—	—	—	96,245
John R. Kreick	54,450	22,050	38,245	—	—	—	114,745
John B. Mowell	126,000	40,000	38,245	—	—	—	204,245
Thomas W. O’Connell	47,500	16,000	38,245	—	—	—	101,745
Bradford W. Parkinson	41,500	28,000	38,245	—	—	—	107,745
Norman E. Thagard	37,000	37,000	38,245	—	—	—	112,245
John L. Woodward, Jr.	—	56,000	38,245	—	—	—	94,245

(1)	Dollar-value of stock units awarded, in lieu of cash compensation, under the Deferred Compensation Plan for Non-Employee Directors, based on the market value (ranging from $13.00 to $23.86 in 2009) of the common shares on each award date. When the director completes his service to the Company, the units will be paid in cash based on the market value of the shares at the time of payment, at the time the director completes his service on the Board or, if earlier and at his election with respect to any units acquired as a result of voluntary deferrals in addition to the required 40% of the annual retainer, after periods of deferral ranging from 5 to 10 years. The units do not have voting or liquidation rights, but their trading-market economic value is equal to that of the common shares. The aggregate number of such stock units granted during the fiscal year ended December 31, 2009, and weighted-average grant-date market value per share are, for Mr. Bolton, 512 at $15.63; Mr. Buerger, 879 at $18.19; for Mr. Erbrick, 3,229 at $17.96; for Dr. Kreick, 1,214 at $18.17; for Mr. Mowell, 2,199 at $18.19; for Mr. O’Connell, 879 at $18.19 for Dr. Parkinson, 1,539 at $18.19; for Dr. Thagard, 2,049 at $18.05; and for Mr. Woodward, 3,102 at $18.05. The aggregate number of such stock units held at December 31, 2009, from awards in 2009 and prior years, is detailed in a table within the Security Ownership section.

(2)	Represents the aggregate grant-date fair value of awards in 2009 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Assumptions used to determine the grant-date fair value are provided in Note 8, “Stock-Based Compensation,” to the audited consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

SECURITY OWNERSHIP

The following table sets forth certain information concerning shares of the Company’s common stock beneficially owned as of March 19, 2010, by the Company’s directors and nominees, and named executive officers, and as of December 31, 2009, by persons who beneficially own more than 5% of the common stock. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown. In addition to the shares shown in the following table, the non-employee directors also hold non-voting deferred share units, acquired in lieu of all or a portion of their cash compensation; such deferred share units are summarized in the subsequent table, and described further in footnote 1 to the Director Compensation Table.

	Amount of		Approximate
Name	Beneficial Ownership		Percent of Class

Eagle Asset Management, Inc.	1,831,311		11.6%
880 Carillon Parkway St. Petersburg, FL 33716
Blackrock, Inc.	1,129,039		7.2%
40 East 52nd Street New York, NY 10022
John R. Bolton	3,000	(1)	*
Hermann Buerger	51,226	(1)	*
Joseph D. Burns	—		*
Francis J. Erbrick	28,000	(1)	*
John R. Kreick	28,000	(1)	*
John B. Mowell	97,448	(1)	*
Thomas W. O’Connell	19,000	(1)	*
Bradford W. Parkinson	30,000	(1)	*
Norman E. Thagard	32,474	(1)	*
John L. Woodward, Jr.	40,662	(1)	*
Neilson A. Mackay	62,493	(1)	*
Paul B. Domorski	194,288	(1)	1.2%
Gary B. Shell	24,793	(1)	*
Timothy C. Reis	24,221	(1)	*
David M. Sheffield	3,317	(1)	*
Steven M. Newell	3,785	(1)	*
David A. Smith	2,500	(1)	*
Gary W. Hebb	20,140	(1)	*
All directors and executive officers as a group (20 persons)	688,659	(1)	4.4%

*	Percentage of shares beneficially owned does not exceed 1%

(1)	Includes shares that are subject to currently exercisable options in the amounts of 3,000 for Mr. Bolton, 39,000 for Mr. Buerger, 27,000 for Mr. Erbrick, 24,000 for Dr. Kreick, 30,000 for Mr. Mowell, 19,000 for Mr. O’Connell, 27,000 for Dr. Parkinson, 27,000 for Dr. Thagard, 39,000 for Mr. Woodward, 42,800 for Dr. Mackay, 167,500 for Mr. Domorski, 16,950 for Mr. Shell, 17,850 for Mr. Reis, 1,250 for Mr. Sheffield, 1,700 for Mr. Newell, 2,500 for Mr. Smith, 18,212 for Mr. Hebb, and 520,624 for all directors and executive officers as a group. For Mr. Mowell, these totals also include 9,800 shares as to which he shares voting and investment power with a family member but disclaims beneficial ownership.

The following table sets forth the aggregate number of shares represented by the deferred stock units held by each current non-employee director, as of March 19, 2010:

Shares Represented By
Name	Deferred Stock Units

John R. Bolton	804
Hermann Buerger	4,718
Francis J. Erbrick	9,781
John R. Kreick	6,846
John B. Mowell	13,222
Thomas W. O’Connell	2,193
Bradford W. Parkinson	6,825
Norman E. Thagard	9,779
John L. Woodward, Jr.	12,972

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The Compensation Committee

While our Board of Directors is responsible for the final approval of executive compensation packages, it relies heavily on the advice and recommendations of the Compensation Committee, and has delegated to the Committee responsibility for executive option and stock awards under the Company’s Stock Incentive Plans.

The Compensation Committee is composed solely of non-employee independent directors, currently Drs. Thagard (Chairman) and Parkinson and Messrs. Erbrick and Woodward. Mr. Mowell also served on the Compensation Committee during 2009, prior to his appointment as Executive Director. The Committee met four times during the last fiscal year, and its Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.”

The Compensation Committee reviews and recommends to the Board compensation and benefits for the Company’s executive officers, and administers the Company’s stock incentive plans with respect to the participation of employees who are officers or directors. The Committee’s Charter does not provide for the delegation of these responsibilities to individual members or other persons, and it has not done any such delegation of authority.

With respect to officers other than the CEO, the Committee seeks and receives recommendations of the CEO, particularly concerning the performance and contributions of the individual officers reporting to him, and concerning their appropriate relative compensation. However, before reaching its conclusions, the Committee reviews and discusses the various materials and recommendations outside the presence of the CEO. For 2009 the Committee approved compensation packages for the subordinate officers that closely followed the CEO’s recommendations. The Compensation Committee does not request or accept recommendations from the CEO concerning his own compensation.

The Compensation Committee also requests and receives survey data obtained by the Company’s Human Resources Department from third parties or developed internally by reviewing publicly filed compensation data for a group of companies with similar revenues and dependence on technical personnel. For use in determining 2009 compensation, the latter group of comparator companies, all with revenues from $300 million to $500 million, comprised: Adtran, Inc.; Advanced Energy Industries Inc.; CPI International, Inc.; Daktronics Inc. Bookham, Inc.; C-Cor Inc.; Comtech Telecommunications Corp.; Ducommun Inc.; Extreme Networks; GSI Group Inc.; Harmonic Inc.; II-VI Inc..; Inter-Tel, Incorporated; Itron Inc.; Lojack Corp.; Mercury Computer Systems Inc.; MRV Communications, Inc.; NETGEAR, Inc.; Newport Corp.; Park Electrochemical Corp.; Radisys Corp.; Rofin Sinar Technologies, Inc.; and Tekelec, Inc.

The Committee from time to time engages independent compensation consultants for assistance in developing market-appropriate compensation policies and packages, or in addressing specific compensation issues, but did not do so during 2009.

Related-Party Transactions.  The Company rarely encounters situations involving a transaction with an officer, director or other controlling person, other than in their capacities as an employee, director or shareholder, and encountered no such situations during 2009. Should such a transaction arise, the Charter of the Compensation Committee provides that it (excluding any member having an interest in the transaction) is responsible for review and approval. The Committee expects that in considering any such transaction it would evaluate whether the proposed terms are comparable to those available in similar arm’s length transactions, as well as require persuasive reasons for engaging in the transaction with the related party rather than a third party.

Compensation Committee Interlocks and Insider Participation.  None of the Committee’s current members has at any time been an officer or employee of the Company. During 2009, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serves, or has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving on the Company’s Board or Compensation Committee.

Evaluation of Risk Related to the Company’s Compensation Programs.  The Company’s general employee compensation programs are substantially less weighted towards incentive compensation and equity awards than those described below with respect to its executive officers. While managers below the executive officers do have incentive compensation tied to Company or divisional performance, and do receive equity awards (typically in the form of restricted stock), the relative weight of their fixed salary compensation is much greater than for the executive officers. All employees are eligible for target incentive awards of 4% (in 2009 and 2010) of base compensation, with actual amounts paid depending on performance against corporate and divisional financial performance goals. While some sales personnel are heavily dependent on sales-based commissions, the terms on which they may make sales are controlled by divisional managers and corporate-level revenue recognition procedures.

Although any compensation program can create incentives that may prove to be inappropriate to future circumstances, or that may encourage behavior that proves to be risky for the organization, the Company believes that its programs, for both executives and other employees, do not create a reasonable likelihood of material adverse effects for the Company. In reaching this conclusion, both management and the Compensation Committee have considered: the balance among annual salary, cash incentive compensation, and equity-based awards; that the broad nature of metrics for the determination of incentive compensation, primarily earnings-per-share and overall corporate or divisional operating income, do not encourage narrow activities in disregard of the impact on broader corporate performance; that confirmation of performance against the incentive compensation metrics is subject to completion of the independent audit for the relevant year; and that longer-term considerations are inherent in the periods of time (3 or 4 years) of continued employment required for the vesting of options granted to the executive officers and the restricted stock units awarded to lower-level key employees, as well as in the deferral into phantom-stock units of a portion of executive earned incentive compensation, as discussed below.

Compensation Discussion and Analysis

We seek to maintain balanced compensation policies that attract and retain experienced and well-qualified executive officers, and that provide incentives for financial and business achievements that benefit our shareholders.

Overview of 2009 and 2010 Executive Compensation.  The Company and many of its business units did not perform to planned levels during 2009, and for 2010 the Company is seeking to restrain cost increases. As a result, no corporate and few divisional officers received cash incentive compensation awards for 2009 (other than amounts under the Employee Performance Bonus Plan, for which all full-time employees are eligible for a target of 4% of base salary), and the CEO and his direct reports each accepted a temporary 5%

salary reduction for the last four months of 2009. For 2010, salaries for corporate officers have been reinstated to their former levels, but otherwise all salaries have been frozen for 2010 pending mid-year reviews of the Company’s progress on various management initiatives, and of the state of key markets for the Company’s products. In addition, payment of a significant portion of any incentive compensation that is earned based on the Company’s 2010 performance will be deferred into phantom stock units whose value upon payout in 2012 will depend on the value of the Company’s common shares at that time. However, the number of shares to be granted in the form of stock options to executive officers in 2010 is higher than has been typical in recent years. The higher number of shares granted under stock option plans reflects the officers’ acceptance of the salary freeze and of greater risk with respect to their incentive compensation payments, and also reflects the effect of the lower stock price on the grant-date fair value of equity-based awards. Another significant change that is being implemented for 2010 is that the incentive compensation awards for divisional officers will be based more heavily on consolidated corporate performance than on the performance of their individual units, an approach that is intended to provide greater incentive for cross-divisional cooperation and coordination. Further explanations and greater details of these matters appear below.

The Elements of Our Compensation Packages.  In line with our compensation objectives, the Board of Directors and Compensation Committee seek to maintain the salary component of each officer’s compensation at a moderate level; to provide bonuses based heavily on financial performance; and to also provide stock awards, consisting primarily of options, whose value depends on long-term appreciation in the market value of our common stock. The Board and Committee analyze each of these elements separately, but typically do so at the same meetings so that they can readily consider each element in the context of the overall compensation packages. The Company also provides what it considers to be a moderate package of retirement, medical and other benefits.

In determining the proper allocation of each executive officer’s compensation among these elements, the Compensation Committee has sought to achieve for each executive an appropriate balance between economic security and compensation that is at risk based on the Company’s performance. The Committee’s conclusions in that regard have been based on consideration by the members of the Committee of survey materials, their general knowledge of executive compensation practices, and their personal evaluations of the likely effects of compensation levels and structure on the Company’s attainment of its financial objectives. In general, in recent years, the Compensation Committee and CEO have placed somewhat greater emphasis on the incentive-based portions of the overall compensation package, as compared to base salary, particularly for the divisional general managers.

Our philosophy as to the mix of current salary and current and long-term incentives has been followed for many years, but was first structured in its current general form in 1997 following an extensive review and recommendations from independent compensation consultants. Since that time, the Compensation Committee also engaged the assistance of Haigh & Co., compensation consultants, during late 2003 and to a lesser extent in 2005, concerning the overall structure of our compensation program, and utilized the services of Clark Consulting for various purposes during 2006, including assistance in developing appropriate compensation for Mr. Domorski as the Company’s then new President and CEO.

Base Salary.  In order to initiate the process of determining base salaries, our management gathers executive salary data, as compiled in national compensation surveys. For 2009, we primarily used a survey compiled by Radford Surveys, a division of Aon Consulting, and our internal compilation of data from the group of comparator companies identified above under “The Compensation Committee.” In formulating recommendations with respect to base salary adjustments, our CEO and Compensation Committee do not use these materials in any pre-determined mathematical manner, but they generally have sought to maintain executive officer base salaries at levels near the median for comparable positions in comparably sized companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers. They have also assigned substantial significance to survey data with respect to anticipated general levels of year-over-year salary increases for executive personnel. For 2009, the CEO and Compensation Committee followed a policy of a 3.0% guideline for base salary increases, with variations in specific circumstances as described in the following individual discussions. The 3.0% guideline was a decrease from the 3.5% guideline for 2008 salary adjustments, reflecting a balancing of lower trends of increases in executive compensation generally and the Company’s relatively strong performance during 2008. Because of the salary freeze for at least the first half of 2010, no guideline has been adopted for 2010 salary adjustments.

Although a variety of factors are considered, no mathematical or other relative weightings are assigned. The final recommendations of the CEO and Compensation Committee reflect their application of the various factors they consider to be relevant, in the light of their respective judgments about fairness and appropriateness, both within the Company and based on their knowledge and experience of executive compensation patterns generally. Such factors include, but are not limited to, the relationship between the compensation of the CEO and other senior officers — as a general matter the Committee expects the CEO’s target compensation as a multiple of that of the next-most-highly compensated officer to be in the neighborhood of 1.6, although this figure will vary from year to year as a result of individual circumstances. The Committee also believes that it should consider the potential impact of compensation structures on management’s incentives to engage in transactions that pose greater risk to long-term performance than is generally believed by the Board to be appropriate.

Annual Incentive Compensation.  Under the Company’s Executive Annual Incentive Compensation Plan (or “EAICP”), which was first implemented in 1997, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. Because it is intended that the bonus be heavily affected by the Company’s financial performance during the year, the target bonus is factored, up or down, based on the Company’s (or in the case of divisional officers, the Company’s and division’s) performance against earnings targets specified in advance by the Committee. For 2009, the Committee specified a 2-for-1 percentage increase for actual results above the targets (subject to a limit of 125% of target income where based on divisional results), a 2-for-1 percentage decrease for actual results below target but not below 90% of target, and an 8-for-1 percentage decrease for actual results below 90% of target. Under this approach, no award was payable if actual results were not at least 80% of the target for operating income. We believe that this highly-leveraged structure, particularly on the downside, emphasizes to our management the importance of achieving our financial goals, and the Compensation Committee’s view that no incentive compensation should be paid when our financial results are at levels that our shareholders are likely to view as disappointing.

For 2009, the Committee and Board concluded that the corporate officers should have equal 40% portions of their bonuses tied to the Company’s performance against its targets for operating income and for earnings per share (“EPS”) from continuing operations and before acquisition-related changes. The inclusion of an EPS target, which first began in 2008, but at that time only for the CEO and CFO, reflects the critical importance to our shareholders of this bottom-line performance measure. EPS is determined not only by the Company’s operating performance, but also by non-operating factors for which the corporate officers have general management responsibility, such as financing costs, foreign exchange variations, and taxes. This approach is being continued for 2010. Because the divisional General Managers are responsible for results at the operating level, the Company’s EPS will not be a factor in their EAICP calculations.

In 2009, the bonuses for divisional officers were based 70% on the operating income for their respective divisions, and 15% on the Company’s consolidated operating income. For 2010, the relative weightings have been substantially changed, to 30% based on divisional operating income and 50% based on consolidated operating income. This shift is intended to emphasize to divisional personnel the Company’s need for greater coordination and cooperation among its divisions, and the substantial opportunities that we believe exist for our divisions to jointly identify, develop, manufacture and market wireless connectivity solutions.

Our 2009 corporate-level EAICP targets were operating income of $27,553,000 and EPS of $1.55 from continuing operations and before acquisition-related charges. These amounts were consistent with the annual earnings guidance that we released at the beginning of that year. The relevant 2009 division-level targets for the only divisions relevant to the EAICP determination for any of the named executive officers were operating income of $20.7 million for SATCOM and $7.8 million for Defense & Space (“D&S”), in each case exclusive of stock-based compensation expense. These targets were consistent with the corporate-level target, required solid revenue growth, and required excellent execution of each division’s business plan, but were believed to be reasonably likely to be achieved.

For 2010, our corporate and divisional targets have been set at 110% of our internal baseline operating plans, in order to emphasize to management the importance of identifying and taking advantage of opportunities to improve on those plans, particularly through greater cooperation among and integration of the various divisions. As a result, the targets are consistent with the higher side of the annual earnings guidance we released in March 2010. While we believe that these “stretch” targets are achievable, they will require excellent execution by each division of its business plan, plus additional revenues or cost savings that we believe can be obtained.

The potential EAICP awards also include a portion that is dependent on performance against individual objectives, as established and evaluated by the CEO as to all officers other than himself. For both 2009 and 2010, this portion represented 20% of the target awards for corporate officers. For divisional officers, this portion represented 15% for 2009 and 20% for 2010. However, the amount of these awards that is payable is proportionate to the amount of awards that are earned based on achievement of the financial targets for the particular year.

In determining actual performance against the operating income and EPS targets, the Compensation Committee adjusts the amounts determined in conformity with generally accepted accounting principles to exclude the effects of unusual charges or credits that are determined by the Committee to not have been contemplated at the time the targets were set, and to be inappropriate in evaluating executive performance. An example of such an item with respect to operating income is the effect of stock price changes on the Company’s obligations under its phantom-stock deferred-compensation plan for the non-employee directors. Another example is unanticipated costs recorded as operating expenses incurred to obtain benefits, such as research-&-development tax credits, that are reflected outside of operating income. Also, with respect to EPS, the Company uses non-GAAP targets prepared on the same basis as the Company’s public earnings guidance, which reflects earnings from continuing operations and excludes acquisition-related charges that are required by FASB Statement No. 141(R) to be expensed, beginning in 2009, in determining GAAP income.

For 2010, the Compensation Committee and Board concluded that one-third of amounts earned and awarded under the EAICP should be subject to deferral for one year. During that year, the deferred amounts will be treated as phantom stock units based on the market price of the common shares when the award is determined, and paid to the executive a year later based on the market price at that time. The purpose of this revision is to emphasize the importance of long-term Company performance, and to reduce incentives for short-term results at the expense of results in subsequent periods.

The Compensation Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, or to make separate discretionary bonus payments, to take into account individual or Company/division performance on non-financial objectives and, in the event of unusual circumstances as determined by the Committee, based on financial performance. For 2009, EAICP governing parameters provided for up to an aggregate of $100,000 of such payments, based on exceptional performance or circumstances and after consideration of the CEO’s recommendations, but no such awards were made. The Committee and Board also have the right to make other discretionary awards, outside the EAICP, based on factors they believe to be appropriate in the circumstances.

We have a policy of seeking, to the extent practicable, to recover all or an appropriate portion of performance-based compensation from any executive officer and certain other senior management and financial personnel, when the original payment of such compensation was based on the achievement of financial results that were subsequently the subject of a material restatement, and in the Board’s view the officer or other employee engaged in fraud or willful misconduct that inflated the original results in a manner requiring the restatement.

Long-Term Incentives — Stock Awards.  In order to provide long-term incentive compensation directly linked to growth in shareholder value, the Company awards stock-based compensation to the CEO and other executive officers, primarily in the form of stock options. The Compensation Committee seeks to grant options annually and on a systematic basis at levels it believes are competitively appropriate. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer’s base salary.

The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer’s level of responsibility and his or her potential to affect shareholder value. Currently, the Compensation Committee targets percentages of approximately 80% for the CEO, 60% for the CFO and any COO, 50% for General Managers of the principal divisions, and 25% to 50% for other eligible officers. However, for any specific officer, or for any specific year, there may be variations due to individual considerations, a desire to grant equal numbers of shares to individuals in similar positions but with somewhat different base salaries, and the difficulty of precisely determining Black-Scholes value contemporaneously with the option grant.

The guideline percentages were originally based on compensation-consultant advice received in 1997. They were reduced significantly for 2005 due to the anticipated effects on financial statement expense of new option-accounting rules, but in recent years have been raised back to their original levels as a result of the CEO’s and Compensation Committee’s belief in the importance of equity-based compensation for executive personnel. The amounts reported below for 2010 are, with the exception of Dr. Mackay, somewhat above the guidelines. This reflects the Committee’s conclusion that somewhat larger-than-normal grants were an appropriate way to recognize the effects of: (i) a salary freeze for at least the first half of 2010; (ii) the 110% “stretch targets” for the EAICP bonus calculations; and (iii) the one-year deferral, into phantom stock units, of one-third of EAICP bonus amounts actually earned and awarded for 2010.

Consistent with the long-term incentive objective of our option program, and also in order to encourage long-term retention of executive personnel, the Compensation Committee requires periods of continued service as a condition to the full exercise of options. For 2009 and 2010, all options vest based solely on continued employment, over four-year and three-year periods, respectively. With the exception of terminations that are voluntary or for cause, options vested at the time of termination of employment remain exercisable following the termination for up to three months (those granted in 2010) or three years (those granted before 2010), but are subject to forfeiture should the executive engage in certain competitive activities.

The Compensation Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee’s discretion. All options are granted at exercise prices equal to market value of our common stock on the date of grant. With the exception of an option granted effective as of a future date on which a newly recruited executive commences employment, the date of grant is the date on which the Committee meets and approves the particular option. The Committee generally grants options for each calendar year at its meeting held in conjunction with the February Regular Meeting of the Board. This is also the meeting at which executive officer compensation adjustments and incentive compensation payments are considered.

Benefits and Perquisites.  We believe that benefits related to medical, life and disability insurance, and to retirement, are important and tax-efficient methods of meeting the basic financial requirements of our executive officers. They participate in the group medical, life and disability insurance programs that are provided generally to our salaried employees. In addition, each is a participant in a supplemental medical insurance program under which the insurer pays up to $50,000 per year for medical expenses not otherwise covered under the standard group policy, subject to a per-diagnosis limit of $5,000.

For 2009, our retirement program consisted of a non-qualified bonus plan and two tax-qualified plans, one being a 401(k) plan with a Company match and the other a defined contribution plan. Under our 401(k) plan, all employees may contribute up to the IRS-specified maximums, and for 2008 and a portion of 2009 the Company matched to the extent of 66 2/3% of the individual’s contribution, up to a maximum contribution of 4% of eligible compensation (which in 2009 was limited to $245,000). The Company’s match was suspended in August 2009, and has not yet been reinstated.

In 2008 we began phasing out the defined contribution plan, under which the percentage of eligible compensation that is allocated to a particular individual’s account depends on both the Company’s overall contribution and his or her age, with older employees receiving a progressively greater share. As part of the phase-out, participation was frozen at December 31, 2007, and individual allocations are factored down to reflect attained age of less than 50 and attained years-of-service of less than 15 as of that date. Contributions are also limited by various non-discrimination rules, and cannot be made against that portion of an executive’s salary exceeding, for

2009, $245,000. For 2009, the total amount contributed to the plan was approximately 2% of eligible compensation, as compared with approximately 3% in 2008 and contributions exceeding 6% in prior recent years.

We do not have a separate non-qualified supplemental plan for our executives whose compensation exceeds the eligible amount for either defined contribution plan allocations or 401(k) matches.

The reduced commitment to the defined contribution plan is being used by the Company to fund a new non-qualified plan, the EMS Performance Bonus Plan (the “EPB Plan”). This Company-wide annual bonus plan covers all full-time employees, including the executive officers. In 2009, target payments were 4% of base compensation, subject to factoring down by the same percentage that the Company’s and divisions’ actual performances fall short of specified earnings targets, and factoring up by double the percentage that such actual performance exceeds those targets. For 2010, the target payments are 4% of base compensation, again subject to factoring for Company and divisional performance against the respective operating income targets.

Under the EPB Plan, contributions may be made based on total base salary, and are not subject to the eligible-amount limitations in effect for the tax-qualified plans. For 2009, actual payments were 1.9% of base for corporate officers and employees and from 0.2% to 5.6% for divisional officers and employees, based on performance against the same operating income targets discussed above with respect to EAICP participation by the named officers. Employees are encouraged to contribute EPB bonus amounts to their 401(k) or other retirement accounts, subject to applicable tax limits, but are not required to do so.

In recent years, our Compensation Committee has reduced other types of perquisites, based on its understanding of current trends in executive compensation. At the present time no current or former executive officer is being provided either an automobile or payment of club dues. However, we continue in some cases to provide benefits that we believe have a nexus to business needs, such as occasional spousal travel to Company events. We also may provide assistance in relocating an officer, including local housing and transportation, and transportation to the existing family home, pending the completion of the relocation. Information about instances of this nature appears in the notes to the Summary Compensation Table and in the discussion of employment arrangements following that table.

Compensation of the Named Executive Officers.  The following paragraphs discuss the application during 2009 of the general principles described under “The Elements of our Compensation Package” to our Chief Executive Officers, Chief Financial Officer, the three executive officers as of December 31, 2009 that were the most highly compensated during that year, and two other persons who served as executive officers during a portion of the year. This discussion provides context and background for the detailed information set forth in the Summary Compensation Table and other compensation tables following in this Proxy Statement.

Neilson A. Mackay.  During 2009, Dr. Mackay initially served as Executive Vice President and Chief Operating Officer, at a salary of $330,000, a 10% increase from the $300,000 in effect during the prior year. The increase reflected his increasing responsibilities within the Company’s senior management, as well as comparative data for COO’s at similarly sized companies. He became President and Chief Executive Officer in November 2009, at which time his salary was raised to $400,000, an amount that was known to be below the median level for CEO’s of comparable companies, but that was expected to be reviewed in the normal course effective in January. However, because of the general salary freeze, which was adopted upon Dr. Mackay’s recommendation, review and adjustment of his salary, and that of all other executive officers, has been deferred until the end of the second quarter.

Dr. Mackay also received the other benefits indicated in the Summary Compensation Table. The 2007 relocation expenses were offered in connection with Dr. Mackay’s move from Ottawa to Atlanta to assume his new corporate role, and included a direct payment to Dr. Mackay in lieu of the payment of a real estate commission on the sale of his Ottawa residence. We do not provide Dr. Mackay with either an automobile or club memberships.

The 2009 target award under the EAICP for Dr. Mackay was 55% of his salary. Because the Company did not achieve 80% of either its operating income or EPS targets for 2009, no award was paid.

For 2010, Dr. Mackay’s target award under the EAICP has been increased to 80% of his base salary, in line with the Company’s typical targets for its CEO. The Committee believes that this is a level of performance-based cash compensation that is appropriate in terms of rewarding financial performance that benefits the shareholders, and in comparison with practices at comparator companies. As indicated above for all corporate officers, payment of 40% of his potential award will depend on the Company achieving its operating income target, 40% will depend on the Company achieving its EPS target, and payment of the remaining 20% will depend on his performance against individual objectives as set and evaluated by the Compensation Committee (subject to pro ration based on the extent to which the amounts based on actual achievement of financial targets.

The option to acquire 20,000 shares granted to Dr. Mackay in 2009 had a Black-Scholes estimated value equal to approximately 60% of his salary as Chief Operating Officer. For 2010, he has been granted an option to acquire 50,000 shares, having a Black-Scholes estimated value of approximately 66% of his revised salary. This percentage is below the general target of 80%, but reflects the lower Black-Scholes valuation of each optioned share due to the lower market price for the Company’s shares, and also the Compensation Committee’s reluctance for the 2010 total of options and restricted-share awards for all executives, managers and Board members to significantly exceed 2% of outstanding shares.

Paul B. Domorski.  For 2009, Mr. Domorki’s base salary was increased by 3% to $458,400, reflecting the guideline 3% increase for executive officers for that year, and a level that was near the median for the comparator companies. However, during 2009 Mr. Domorski, like other corporate officers, accepted a temporary 5% reduction in his salary for the last four months of the year.

The 2009 target award under the EAICP for Mr. Domorski was 80% of his salary, with 40% of the total determined by Company performance against each of its EPS and operating income targets, and 20% against personal objectives. However, upon resigning, Mr. Domorski became ineligible to receive any EAICP payments, which in any event would not have been earned due to the Company’s financial performance during the year.

In 2009, Mr. Domorski was granted an option to acquire 37,500 shares of common stock, vesting over four years of continued employment, at an exercise price of $23.86, which was the closing NASDAQ price on the date of grant. This grant had an estimated value, using the Black-Scholes option-pricing model, equal to approximately 83% of his 2009 salary.

Mr. Domorski received the same medical and other insurance benefits as our other senior personnel, and the other benefits specified in the Summary Compensation Table. We did not provide Mr. Domorski with either an automobile or club memberships.

Payments, and accelerated vesting of options, resulting from the termination of Mr. Domorski’s services in November 2009, are discussed below, at Employment Arrangements — Payments in the Event of Certain Terminations.

Other Officers.  The following paragraphs set forth specific information about the compensation of each of the other named executive officers. In each case, the 2010 salary remains at the same level as was in effect at the end of 2009, but in the case of Messrs. Shell and Reis after reinstatement to the stated 2009 levels, which do not reflect the temporary 5% reduction for the last four months of 2009 accepted by those corporate officers. However, the frozen salaries are subject to review and adjustment at the end of the second quarter.

No EAICP awards were made for 2009 to any named executive officer, reflecting that during the year the Company and each of the relevant divisions failed to achieve 80% of the specified earnings targets For 2010, EAICP awards will depend on the weightings, financial targets and effects of variations in actual performance, as described above at Annual Incentive Compensation. Stock options granted to all officers in 2009 vest over four years and are exercisable at $23.86, and those granted in 2010 vest over three years and are exercisable at $13.71. In each case the exercise price is the closing NASDAQ price for the common shares on the date of grant. For all officers, the somewhat elevated level of option grants reflects the Compensation Committee’s conclusions as described above under The Elements of Our Compensation Packages — Long-Term Incentives — Stock Awards.

Gary B. Shell.  Mr. Shell became Senior Vice President, Chief Financial Officer and Treasurer in May 2008. At that time, his base salary was increased to $240,000 for the remainder of the year. For 2009, his salary was increased by 5% to $252,000, based on the positive evaluation of the CEO and Board of his development as CFO, and on comparative data indicating that his base salary was well below the median for CFO’s of similarly sized companies.

For 2009, Mr. Shell’s EAICP target award was set at 50% of his base salary, which the Committee believes is an appropriate level for the CFO. For 2010, his target award remains at that level.

For 2009, Mr. Shell was granted an option to acquire 15,000 shares, having a Black-Scholes value of approximately 59% of his base salary. For 2010, he has received a grant to purchase 30,000 shares, with a Black-Scholes value of approximately 63% of his base salary.

Stephen M. Newell.  In May 2009, Mr. Newell transferred from the SATCOM division to become Vice President and General Manager of the LXE division. In connection with the transfer, the Company agreed that his salary would be $205,000, and that he would receive a year-end bonus sufficient to bring his total earnings for the year, including his pre-transfer earnings at SATCOM, to $240,000, reflecting his anticipated 2009 earnings at SATCOM, including a target EAICP payment that at that time was considered likely. However, he would not be directly eligible to participate in the EAICP program, either through SATCOM or LXE.

For 2010, Mr. Newell’s salary remains at the 2009 level, subject to mid-year review, but any incentive compensation will be earned through the EAICP. His target award is 40% of base salary, which is the same as that for the other permanent General Manager of a large division, with the weightings and factoring discussed above.

At the time of his transfer to LXE, Mr. Newell was awarded an option to acquire 5,000 shares at an exercise price of $18.45, which was the NASDAQ closing price on the date of grant. This award had a Black-Scholes value equal to approximately 19% of his 2009 base salary. For 2010, Mr. Newell has received a grant for 23,000 shares, the same as the other permanent General Manager of a large division. This grant is valued at 59% of his base salary, which is above the 50% guideline for his position but reflects both the relatively low level of his base salary and the other factors discussed above for all officers at The Elements of Our Compensation Packages — Long-Term Incentives — Stock Awards.

The Company reimbursed Mr. Newell for various expenses associated with his relocation from Maryland to the Atlanta area, including three months of temporary residence, direct expenses of travel and of moving furniture and vehicles, the real estate commission on the sale of his home, and $15,000 to cover miscellaneous relocation costs.

Timothy C. Reis.  For 2009, Mr. Reis received a 4% increase in base salary, to $216,300. This increase was above the guideline, reflecting his work during 2008 on a series of acquisitions and other significant legal matters.

For 2009, the target EAICP award for Mr. Reis was 45% of his base compensation, and this will remain unchanged for 2010. The option for 10,000 shares that he received in 2009 had a Black-Scholes value of approximately 45% of his base salary for that year. The option to purchase 20,000 shares that he received for 2010 is valued somewhat higher, at 49% of his base salary, for the reasons applicable to all officers that have been discussed above.

David M. Sheffield.  Mr. Sheffield joined the Company as its Vice President, Finance and Chief Accounting Officer in August 2008, at a negotiated base salary of $190,000. Although he had been with the Company for less than a year, for 2009 Mr. Sheffield’s salary was increased by the guideline 3% to $195,700, to bring his compensation closer to the median for this position at comparator companies.

Mr. Sheffield’s target EAICP award for 2009 was 25% of his base compensation. Reflecting his effectiveness in his position, and his growing contributions to the Company’s financial systems and affairs, for 2010 this has been increased to 30%. In 2009, Mr. Sheffield was granted an option to acquire 5,000 shares, with a Black-Scholes valuation of approximately 25% of his base salary. For 2010, he has received a grant to acquire 17,000 shares valued at 46% of his base salary. The substantial increase reflects not only the

Committee’s conclusions with respect to increased option awards generally for 2010, as discussed above, but also the belief that his prior level was inappropriately low relative to his contributions and the grants to other officers.

David A. Smith.  Mr. Smith served as Vice President and General Manager of the Defense & Space division until August 2009. For 2009, his salary had been increased from that in effect for 2008 by the guideline 3%, to $244,100.

For 2009, Mr. Smith’s target EAICP award was unchanged at 50% of his base salary, payable based 70% on performance of the D&S division against its 2009 operating income target, 15% based on performance of the Company against its operating income target, and 15% based on his performance against individual objectives as specified and evaluated by the CEO. However, upon his termination he was no longer eligible to receive this award.

In 2009, Mr. Smith received an option to acquire 12,000 shares, having a Black-Scholes estimated value of approximately 50% of his 2009 salary. However, this option had not vested by the time of his termination of employment, and thus has lapsed.

In connection with Mr. Smith’s termination in August 2009, the Company agreed to continue his salary for approximately nine months, through the earlier of May 14, 2010 or his obtaining comparably compensated employment, and to also continue his medical and other insurance benefits for that period. The maximum amount of such salary continuation payments would be $180,734, and the estimated value of the continued insurance benefits is $9,425. The Company also paid Mr. Smith $15,000 in lieu of outplacement services.

Gary W. Hebb.  For most of 2009, Mr. Hebb served as the Company’s Vice President, Innovation and Strategy, having previously been the Vice President and General Manager of the SATCOM division. His salary, which is paid in Canadian dollars, was increased for 2009 by the guideline 3% amount, to approximately US$209,200 based on the currency exchange rate when approved in February 2009. However, subsequent appreciation in the Canadian dollar resulted in the salary paid to him for the year having a value of US$220,000 based on an average of exchange rates in effect during the year

When Mr. Hebb was designated as the Company’s Vice President, Innovation & Strategy, his EAICP target award for 2009 remained at 50% of base, which was the same as when he was a General Manager, and which reflected the significance of his skills and his new position as the Company seeks to identify and implement cross-divisional technical and marketing opportunities. As a corporate officer, Mr. Hebb’s award amount for 2009 was based on the same weightings as for other corporate officers for that year. However, in connection with his transition from SATCOM General Manager, and in view of his service for a portion of the year in the latter capacity, and his anticipated assistance to the new SATCOM General Manager, the Company agreed that his EAICP award for 2009 would not be less than what he would have received as the General Manager of SATCOM for the full year. Because no amounts were payable for 2009 based on either corporate or SATCOM financial performance, he did not receive any bonus payment for the year.

In 2009, Mr. Hebb received an option to acquire 11,500 shares, with a Black-Scholes estimated value as a percentage of salary of approximately 56%. For 2010, Mr. Hebb has been awarded an option for 9,000 shares, with a Black-Scholes estimated value of 24% of his base salary. The lower number and relative value reflect both his higher converted US-dollar salary as a result of the appreciated Canadian dollar, and a realignment of Mr. Hebb’s compensation structure with that of other corporate officers rather than the General Managers.

Executive Share Ownership Guidelines.  The Company encourages its officers to accumulate significant holdings of the Company’s common stock, and the CEO periodically reminds the executive officers of the importance of doing so. To assist this process, the Company provides officers with stock-based awards, as well as a stock purchase plan that is open to all employees.

Report of the Compensation Committee

The Compensation Committee of our Board has provided the following Report for inclusion in this Proxy Statement:

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis, as prepared by the Company’s management, and has discussed its content with management as we believed appropriate. Based on our review and these discussions, the Compensation Committee has recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the members of the Compensation Committee:

Norman E. Thagard (Chairman)
Francis J. Erbrick
Bradford W. Parkinson
John L. Woodward, Jr.

Summary of Executive Compensation

The following table discloses, for the years ended December 31, 2009, 2008 and 2007, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officers, to the Chief Financial Officer, to each of the other three most highly compensated current executive officers, and to two other persons who served as executive officers for a portion of 2009 but were not serving as executive officers at the end of the fiscal year. Descriptions of the principal compensation elements reflected in this table, and of the processes through which each officer’s payments or benefits were determined, appear in the preceding Compensation Discussion and Analysis.

Summary Compensation for Fiscal 2009, 2008 and 2007 — Named Executive Officers

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(8)	Awards(8)	Compensation(9)	Earnings	Compensation		Total

Neilson A. Mackay(1)	2009	$332,464	—	—	193,400	6,024	—	40,151	(10)	572,039
President and Chief	2008	299,557	32,117	—	178,800	126,959	1,950	61,507		700,890
Executive Officer	2007	294,302	—	—	95,600	204,688	—	100,382		694,972
Paul B. Domorski(2)	2009	420,754	—	—	362,625	—	—	519,822	(10)	1,303,201
President and Chief	2008	443,862	—	—	357,600	307,960	—	63,090		1,172,512
Executive Officer	2007	414,713	—	—	239,000	358,561	—	62,708		1,074,982
Gary B. Shell(3)	2009	247,188	—	—	145,050	4,479	—	37,473	(10)	434,190
Senior Vice President,	2008	239,629	—	86,010	119,200	95,586	—	36,573		576,998
Chief Financial
Officer and Treasurer
Stephen M. Newell(4)	2009	222,712	35,000	—	38,245	373	—	108,086	(10)	404,416
Vice President and
General Manager,
LXE
Timothy C. Reis	2009	212,256	—	—	96,700	3,846	—	32,138	(10)	344,940
Vice President &
General Counsel
David M. Sheffield(5)	2009	195,488	—	—	48,350	3,542	—	25,828	(10)	273,208
Vice President
Finance and Chief
Accounting Officer
David A. Smith(6)	2009	174,288	—	—	116,040	—	—	195,159	(10)	485,487
Vice President and	2008	236,670	—	—	119,200	153,503	—	25,216		534,589
General Manager,
Defense & Space
Gary M. Hebb(7)	2009	220,054	—	—	111,205	3,981	—	10,594	(10)	345,834
Vice President,	2008	228,890	—	—	119,200	122,702	—	2,859		473,651
Innovation &	2007	219,678	21,594	—	22,140	118,626	—	11,433		393,471
Strategy

Footnotes to Summary Compensation Table:

(1)	Dr. Mackay was appointed as President and Chief Executive Officer of the Company in November 2009. He previously served as Executive Vice President and Chief Operating Officer and as General Manager of the SATCOM division.

(2)	Mr. Domorski resigned as President and Chief Executive Officer of the Company in November 2009.

(3)	Mr. Shell became Chief Financial Officer in May 2008.

(4)	Mr. Newell was appointed as Vice President and General Manager, LXE in March 2009. He previously served as Vice President, Satcom sales at the SATCOM division.

(5)	Mr. Sheffield joined the Company in July 2008 and became Vice President, Finance and Chief Accounting Officer in August 2009.

(6)	Mr. Smith served as Vice President and General Manager, Defense & Space from April 2007 until August 2009.

(7)	Mr. Hebb served as Vice President and General Manager, SATCOM, during 2008 and for portions of 2007 and 2009. His compensation is paid in Canadian currency. These compensation amounts have been converted into U.S. dollars at the average of the exchange rates in effect during the applicable year.

(8)	Represents the aggregate grant-date fair value of awards computed in accordance with ASC 718. Assumptions used to determine the grant-date fair value are provided in Note 8, “Stock-Based Compensation,” to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(9)	For 2009, includes the amount under the EPB Plan of $6,024 for Dr. Mackay, $4,479 for Mr. Shell, $373 for Mr. Newell, $3,846 for Mr. Reis, $3,542 for Mr. Sheffield, and $3,981 for Mr. Hebb. For 2008, includes amounts under the EAICP of $117,883 for Dr. Mackay, $296,202 for Mr. Domorski, $89,860 for Mr. Shell, $144,058 for Mr. Smith, and $114,447 for Mr. Hebb, and amounts under EPB Plan of $9,076 for Dr. Mackay, $11,758 for Mr. Domorski, $5,726 for Mr. Shell, $9,445 for Mr. Smith, and $8,255 for Mr. Hebb. For 2007, includes the amounts under the EAICP of $204,688 for Dr. Mackay, $358,561 for Mr. Domorski, $95,586 for Mr. Shell, and $118,626 for Mr. Hebb.

(10)	For 2009, includes, in the case of Dr. Mackay, $12,250 under the defined contribution retirement plan, as well as matching contributions under the retirement and stock purchase plans, supplemental medical, disability and group term life insurance, and spouse travel; in the case of Mr. Domorski, $19,302 for the cost (grossed up for Medicare taxes) of rent and utilities for interim housing in Atlanta and of travel to his primary residence, matching contributions under the 401(k) and employee stock purchase plans, supplemental medical and group term life insurance, and $457,738 of lump-sum severance; in the case of Mr. Shell, the defined contribution retirement plan, as well as matching contributions under the 401(k) and employee stock purchase plans, supplemental medical, and disability and group term life insurance; in the case of Mr. Reis, the defined contribution retirement plan, as well as matching contributions under the 401(k) and employee stock purchase plans, supplemental medical, disability and group term life insurance; in the case of Mr. Sheffield, matching contributions under the 401(k) and employee stock purchase plans, and supplemental medical, disability and group term life insurance; in the case of Mr. Newell, the defined contribution retirement plan, as well as matching contributions under the 401(k) and employee stock purchase plans, and supplemental medical, disability and group term life insurance, and $83,838 of relocation expenses; in the case of Mr. Smith, matching contributions under the 401(k) and employee stock purchase plans, supplemental medical, disability and group term life insurance, and $180,734 of severance payments; and in the case of Mr. Hebb, matching contributions under the 401(k) and stock purchase plans.

2009 Grants of Plan-Based Awards

The following chart sets forth certain information with respect to the named executive officers concerning 2009 grants of plan-based awards from the Executive Annual Incentive Compensation Plan (the “EAICP”), the all-employee EMS Performance Bonus Plan (the “EPB Plan”), and the Company’s Stock Incentive Plans. Descriptions of these Plans and other information concerning these grants are included in Compensation Discussion and Analysis:

											All Other
										All Other	Option		Grant
										Stock	Awards:	Exercise	Date Fair
		Estimated Future Payouts					Estimated Future Payouts			Awards:	Number of	or Base	Value of
		Under Non-Equity					Under Equity Incentive			Number of	Securities	Price of	Stock and
		Incentive Plan Awards					Plan Awards			Shares of	Underlying	Option	Option
	Grant	Threshold	Target		Maximum		Threshold	Target	Maximum	Stock	Options	Awards(1)	Awards(2)
Name	Date	($)	($)		($)		(#)	(#)	(#)	(#)	(#)	($/share)	($/share)

Neilson A. Mackay	2/5/09		181,500	(3)							20,000	23.86	9.67
	3/11/09		13,200	(4)	19,800	(4)
Paul B. Domorski	2/5/09		366,720	(3)							37,500	23.86	9.67
	3/11/09		18,336	(4)	27,504	(4)
Gary B. Shell	2/5/09		126,000	(3)							15,000	23.86	9.67
	3/11/09		10,080	(4)	15,120	(4)
Timothy C. Reis	2/5/09		97,340	(3)							10,000	23.86	9.67
	3/11/09		8,652	(4)	12,978	(4)
David M. Sheffield	2/5/09		48,925	(3)							5,000	23.86	9.67
	3/11/09		7,828	(4)	11,742	(4)
Stephen M. Newell	3/11/09		6,074	(4)	9,110	(4)
	5/1/09										5,000	18.45	7.65
David A. Smith	2/5/09		122,050	(3)							12,000	23.86	9.67
	3/11/09		9,764	(4)	14,646	(4)
Gary W. Hebb	2/5/09		100,028(3	)(5)							11,500	23.86	9.67
	3/11/09		8,802(4	)(5)	13,203	(4)(5)

(1)	The exercise price for employee stock options granted by the Company is the closing market price on the date of grant.

(2)	Represents the grant-date fair value per share computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used to determine the grant-date fair value are provided in Note 8, “Stock-Based Compensation,” to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Award under the EAICP.

(4)	Award under the EPB Plan.

(5)	Award for Mr. Hebb was valued in Canadian currency and converted for this chart into U.S. dollars at the foreign exchange rate in effect at the beginning of 2009.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following chart sets forth certain information with respect to the named executive officers concerning the equity awards outstanding as of December 31, 2009:

								Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan
			Equity					Number	Awards: Payout
			Incentive					of	Value of
			Plan			Number	Market	Unearned	Unearned
			Awards:			of	Value of	Shares,	Shares,
	Number of	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities	Securities			Units	Units of	Other	Other
	Underlying	Underlying	Underlying			of Stock	Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	That Have	That Have	That Have
	Options	Options(1)	Unearned	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable	Options	Price	Date	Vested(2)	Vested	Vested	Vested

Neilson A. Mackay	7,100			$14.22	2/7/13
	7,150			21.70	2/5/14
	3,300			15.54	2/4/11
	5,250	1,750		18.05	2/17/12
	5,000	5,000		19.37	1/23/13
	3,750	11,250		27.82	2/13/14
		20,000		23.86	2/5/15
						4,000	58,000
Paul B. Domorski	75,000			20.13	6/2/12
	25,000			19.37	1/23/13
	30,000			27.82	2/13/14
	37,500			23.86	2/5/15
Gary B. Shell	1,700			23.88	5/14/10
	1,000			18.99	4/19/14
	250			13.25	3/24/11
	1,500	500		18.05	2/17/12
	2,500	2,500		19.37	1/23/13
	2500	7,500		27.82	2/13/14
		15,000		23.86	2/5/15
						1,500	21,750
Timothy C. Reis	1,400			23.88	5/14/10
	700			18.99	4/19/14
	400			13.25	3/24/11
	3,225	1,075		18.05	2/17/12
	3,750	3,750		19.37	1/23/13
	2,000	6,000		27.82	2/13/14
		10,000		23.86	2/5/15
David M. Sheffield		5,000		23.86	2/5/15
						1,200	17,400
Stephen M. Newell	225	75		18.05	2/17/12
	150	150		19.90	2/27/13
		5,000		18.45	5/1/15
David A. Smith	2,500			27.82	11/9/12
Gary W. Hebb	2,500			23.880	5/14/10
	2,500			13.100	3/12/13
	1,750			18.990	4/19/14
	1,000			13.250	3/24/11
	900	300		18.050	2/17/12
	1,125	1,125		19.90	2/27/13
	2,500	7,500		27.82	2/13/14
		11,500		23.86	2/5/15

(1)	Vesting dates for option share awards that were unexercisable at December 31, 2009, with vesting subject only to service conditions, are as follows: for Messrs. Shell, Reis and Hebb, and Dr. MacKay, option shares that will expire on January 23, 2013 will vest in two equal segments on January 23, 2010 and 2011; option shares that will expire on February 13, 2014 will vest in three equal segments on February 13, 2010, 2011 and 2012; and option shares that will expire on February 5, 2015 will vest in four equal segments on February 5, 2010, 2011, 2012 and 2013. For Mr. Newell, option shares that will expire on February 27, 2011 will vest in two equal segments on February 27, 2010 and 2011; and option shares that will expire on May 1, 2015 will vest in four equal segments on May 1, 2010, 2011, 2012 and 2013. Mr. Sheffield’s option shares that will expire on February 5, 2015 will vest in four equal segments on February 5, 2010, 2011, 2012 and 2013.

(2)	Vesting dates for shares of restricted stock that had not vested at December 31, 2009, are as follows: for Dr. Mackay, the shares will vest in two equal tranches on July 28, 2010 and 2011; for Mr. Shell, the shares will vest in three equal tranches on May 2, 2010, 2011 and 2012; and for Mr. Sheffield, the shares will vest in three equal tranches on July 22, 2010, 2011 and 2012.

2009 Option Exercises and Stock Vested

The following chart sets forth certain information with respect to the named executive officers concerning option exercises and stock — award vesting during the year ended December 31, 2009:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)

Neilson A. Mackay	—	—	2,000	$45,560
Paul B. Domorski	—	—	10,000	204,900
Gary B. Shell	—	—	500	9,225
Timothy C. Reis	—	—	—	—
David M. Sheffield	—	—	400	8,880
Stephen M. Newell	—	—	—	—
David A. Smith	2,500	$6,175	—	—
Gary W. Hebb	—	—	—	—

(1)	Value determined as the excess of the market value of the common stock, based on the closing stock price on the day of exercise, over the exercise price of the options.

(2)	Value represents the market value of the common shares based on the closing stock price on the day of vesting.

Equity Compensation Plans

The following table sets forth certain information about the Company’s equity compensation plans as of December 31, 2009:

(c)
Number of
Securities
	(a)	(b)	Remaining
	Number of	Weighted	Available for
	Securities to be	Average Exercise	Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Reflected
Plan Category	and Rights	Rights	in Column (a))

Equity compensation plans approved by security holders	832,761	$20.82	1,631,600	(1)
Equity compensation plans not approved by security holders	161,525	19.64	201,517	(2)

Total	994,286	20.63	1,833,117

(1)	Shares available under the 2007 Stock Incentive Plan.

(2)	Shares available for future issuance under our 2000 Stock Incentive Plan, which expired in January 2010. No additional shares were awarded or optioned prior to expiration, and options and awards may no longer be issued from this Plan.

Employment Arrangements

Payments in the Event of Certain Terminations.  The Company has entered into Executive Protection Agreements with various of its current executive officers, including Dr. Mackay and Messrs. Shell, Reis, Sheffield and Hebb, with respect to compensation in the event of termination following a change-in-control that was not approved by the Board of Directors. Rights under the agreements arise if, within two years following such a change-in-control, an officer’s employment is terminated involuntarily (other than for cause or as a result of disability or death), or voluntarily due to Company-initiated adverse changes in duties, compensation or benefits, or change in principal location for the performance of the officer’s duties. In those circumstances, the affected officer would be entitled to a lump-sum payment of the discounted value of three years’ salary, continuation of health and life insurance benefits for one year, and full vesting of any then-outstanding stock options.

In connection with recruiting Mr. Newell to transfer from the SATCOM division and to relocate his home from Maryland, the Company agreed that in the event he was terminated as General Manager of the LXE division due to its sale by the Company within two years, he would receive a severance payment equal to one year’s salary.

Had the events triggering rights under the various Executive Protection Agreements, or under the agreement with Mr. Newell, occurred on the last day of 2009, the following named executive officers would have been entitled to the following benefits:

Dr. Mackay:  Lump-sum payment of $1,185,025; immediate vesting of otherwise-unvested options to acquire 38,000 shares of common stock at a weighted-average exercise price of $24.17; and one-year’s continuation of health and life insurance benefits having an estimated value of $17,280.

Mr. Shell:  Lump-sum payment of $746,566; immediate vesting of otherwise-unvested options to acquire 25,500 shares of common stock at a weighted-average exercise price of $24.47; and one-year’s continuation of health and life insurance benefits having an estimated value of $19,270.

Mr. Newell:  Lump-sum payment of $607,325; immediate vesting of otherwise-unvested options to acquire 5,225 shares of common stock at a weighted-average exercise price of $18.49; and one-year’s continuation of health and life insurance benefits having an estimated value of $20,885.

Mr. Reis:  Lump-sum payment of $640,802; immediate vesting of otherwise-unvested options to acquire 20,825 shares of common stock at a weighted-average exercise price of $23.89; and one-year’s continuation of health and life insurance benefits having an estimated value of $20,610.

Mr. Sheffield:  Lump-sum payment of $579,773; immediate vesting of otherwise-unvested options to acquire 5,000 shares of common stock at a weighted-average exercise price of $23.86; and one-year’s continuation of health and life insurance benefits having an estimated value of $21,565.

Mr. Hebb:  Lump-sum payment of $651,924 and immediate vesting of otherwise-unvested options to acquire 20,425 shares of common stock at a weighted-average exercise price of $25.01.

In addition to the foregoing benefits under the Executive Protection Agreements, certain vested benefits under the Company’s defined contribution retirement plan and its 401(k) plan are not currently payable to the individual except upon separation from employment, regardless of cause, but are available to the named executive officers on the same terms and conditions as all other employees. These amounts arise from Company contributions made throughout the period of an individual’s employment with the Company, as well as from earnings on the investment accounts available under the plans. All Company contributions have been included in the Summary Compensation Table for the individuals appearing in that Table for the relevant years.

Severance Arrangements with Mr. Domorski.  In addition to the arrangements described above with respect to terminations following a change-in-control not approved by the Board of Directors, the Company’s agreement with Mr. Domorski, entered at the time he was first employed, also provided for similar benefits in the event the termination followed a change-in-control approved by the Board, but limited to two years’ salary, and in the event of other involuntary or constructive terminations (other than for cause or as a result of disability or death), but in that case limited to one year’s salary. In connection with the Company’s and Mr. Domorski’s mutual agreement to terminate his services, and his resignation as President and Chief Executive Officer in November 2009, it was agreed by the parties that for the purposes of this agreement the termination would be considered as involuntary without cause.

Under the agreement, Mr. Domorski will receive a lump-sum payment, payable April 11, 2010, in the amount of $457,738, representing his $458,000 annual salary in effect at the time of his termination, with discounting and interest as provided in the agreement. He is also receiving continued participation, for one year after his termination date, in the Company’s medical and life insurance benefit plans, having an estimated value of $23,680, and immediate vesting of options to acquire 91,250 shares of common stock at a weighted-average exercise price of $23.45 per share. The Company also paid $5,660 in travel and moving costs for Mr. Domorski to return to his New Jersey home.

Severance Arrangements with Mr. Smith:  Although Mr. Smith was also party to an Executive Protection Agreement as described above for various current officers, his termination in August 2009 did not trigger his rights under that Agreement. The severance arrangements that he has received are described above, in Compensation Disclosure and Analysis — Compensation of the Named Executive Officers.

Officers’ Deferred Compensation Plan.  The Company maintains its Officers’ Deferred Compensation Plan under which certain senior personnel, including the named executive officers, may elect to defer payment of compensation that they are otherwise entitled to receive in cash. Until paid, deferred amounts accrue interest, compounded semi-annually, at the prime rate for commercial borrowers established from time to time by a named commercial bank. Currently, that rate is 3.25% per annum. Deferred amounts, together with earnings, are paid upon retirement or other termination of the officer’s employment, or at another date specified by the individual at the time the deferrals are authorized, or thereafter subject to tax-law limitations on the timing and nature of further extensions of the payment dates.

AUDIT MATTERS

Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent oversight of the Company’s accounting and financial reporting functions and internal controls, as set out in its written Charter, which was last revised in October 2008. The Committee has considered its Charter, and has determined that the Charter is adequate for the purposes of providing the Committee with the responsibilities and authority appropriate for its role in the Company’s corporate governance structure and under applicable requirements of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. listing standards. This Committee’s Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.”

The Audit Committee currently comprises four members, each of whom was and is “independent” as defined by the NASDAQ listing standards. Messrs. Mowell and Erbrick also served on this Committee for a portion of 2009, and at all times during their periods of service also met the NASDAQ independence standards. Mr. Buerger is Chairman of the Committee, and has been determined by the Board to be, by virtue of his professional training and experience, an “audit committee financial expert” within the meaning of the SEC’s regulations under the Sarbanes-Oxley Act of 2002. The Committee held seven formal meetings during the year, and its Chairman also regularly consulted during the year with the CEO, the internal auditor, members of the internal accounting and financial staffs, and with the independent registered public accounting firm.

The Audit Committee has furnished the following report on its activities:

Management is responsible for the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee has responsibility for monitoring and oversight as set out in its Charter.

The Audit Committee has met with management and KPMG LLP to review and discuss the December 31, 2009 consolidated financial statements. The Audit Committee has also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (Codified in AU Section 380) as adopted by Public Company Accounting Oversight Board in Rule 3200 T. The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence.

Based upon the Audit Committee’s discussions with management and KPMG LLP, and the Audit Committee’s review of the representations and disclosures of management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our oversight includes review of financial materials and audit information provided by management or the auditors, and specific inquiry concerning matters that we identify as warranting additional investigation or consideration. Our considerations and discussions with management and the independent registered public accounting firm have led us to conclude: that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles; that the audit of our Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States); and that our Company’s independent registered public accounting firm is in fact “independent.” However, our oversight role, and our reviews, discussions and consideration, do not enable us either to guarantee that these conclusions are in fact correct, or to assure the non-existence of additional facts or other information that could cause us to reach a different conclusion as to any of these matters.

Submitted by the members of the Audit Committee:

Hermann Buerger (Chairman)
John R. Kreick
Thomas W. O’Connell
Norman E. Thagard

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP acted as the Company’s independent registered public accounting firm during the last fiscal year, and has been appointed by the Audit Committee to continue to act as such during the current fiscal year, subject to shareholder ratification. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

Fees for the Audit and Other Services Provided by the Independent Registered Public Accounting Firm

The following table presents fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, as well as fees for other services provided by KPMG LLP for those same periods:

	2009	2008

KPMG LLP
Audit fees(1)	$2,885,000	2,374,000
Audit-related services(2)	—	371,000
Tax fees(3)	371,000	126,000

Total	$3,256,000	2,825,000

(1)	Audit fees include fees for the annual financial statement audit, audit of internal control over financial reporting, and quarterly reviews, and fees for other audit or attestation services required by statute or regulation.

(2)	Audit-related services fees include fees related to due diligence services performed in connection with the Company’s acquisition of Akerstroms Trux in February 2008.

(3)	Tax fees paid to KPMG LLP were primarily for tax consultation and tax compliance services in the U.S.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee seeks to pre-approve all services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, and all such services provided in 2009 were pre-approved.

Under the policy, the full Committee must pre-approve all audit and audit-related services. However, the Audit Committee has authorized its Chairman to act on the Committee’s behalf to grant pre-approval of non-audit services, subject to reporting approvals to the Committee. Non-audit services typically include tax compliance, tax planning and related tax services, assistance and consultation on questions raised by regulatory-agency registration statements, attest services required by statute or regulation, and due diligence services. For each proposed service, the independent registered public accounting firm is required to provide sufficient description of its services at the time of approval to permit the Audit Committee or its Chairman to make a determination whether the provision of such services would impair the independent registered public accounting firm’s independence.

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s 2010 consolidated financial statements and internal control over financial reporting, subject to ratification by a majority of the shares represented and voting on the matter at the Annual Meeting. The Company’s auditors are appointed annually by the Audit Committee, based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with the Company’s internal audit and finance staffs, as well as the estimated audit fees for the coming year. KPMG LLP is considered by management to be well qualified to serve as independent auditor.

In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of KPMG LLP, it is contemplated that the firm’s appointment for the fiscal year ending December 31, 2010, will be permitted to stand unless the Audit Committee finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Audit Committee select other auditors for the following year.

The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting and voting on the matter is required to ratify the appointment of KPMG LLP, assuming the presence of a quorum. Abstentions and broker non-votes will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company’s common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company’s common stock on Form 3 is due at the time such person becomes subject to the reporting requirement, and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based solely on a review of the copies of the forms furnished to us, the Company believes that all forms required to be filed by reporting persons were filed on a timely basis, except the following: Mr. Newell — stock option granted on May 1, 2009, filed on May 11, 2009; Mr. Shell — restricted shares units vested on May 2, 2009, filed July 6, 2009; Mr. Domorski — restricted shares vested on June 2, 2009, filed on July 6, 2009; Mr. Buerger — stock option exercised on June 16, 2009, filed on July 6, 2009; Mr. Mowell — stock option exercised on June 29, 2009, filed on July 6, 2009; and Mr. Woodward — stock option exercised on June 30, 2009, filed on August 14, 2009. Our officers and directors rely on Company personnel to file required Forms 4 with respect to stock plan transactions, and in each case the delinquent report resulted during the absence, due to maternity leave, of the individual who primarily tracks stock plan activity. The Company is establishing additional internal procedures to prevent future delinquencies of this nature.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of the Company’s Proxy Statement and Annual Report to the shareholders’ address unless contrary instructions were given by any shareholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future, and save the Company the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by calling (800) 542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to: EMS Technologies, Inc., Investor Relations, 660 Engineering Drive, Norcross, GA 30092, or contact Investor Relations at (770) 263-9200.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 2009, is available through the Company’s website at www.ems-t.com. A printed copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Gary B. Shell, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia
March 31, 2010

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 11, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com/ELMG • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — John R. Bolton 02 — Hermann Buerger 03 - Joseph D. Burns 04 — John R. Kreick 05 — John B. Mowell 06 — Thomas W. O’Connell 07 — Bradford W. Parkinson 08 — Norman E. Thagard 09 — John L. Woodward, Jr. For Against Abstain 2. Proposal to ratify the selection of KPMG LLP as the 3. In accordance with their best judgment upon such other matters as may Company’s independent registered public accounting properly come before the Annual Meeting or any adjournments thereof. firm for the year ending December 31, 2010. The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors and the proposal specified above. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN9 1 A V 0 2 4 4 4 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 015OHD

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — EMS TECHNOLOGIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints John B. Mowell, Neilson A. Mackay and Timothy C. Reis, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of EMS Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 11th day of May 2010, and at all adjournments thereof, as indicated with respect to the matters listed on the reverse side. The Board of Directors unanimously recommends a vote FOR all the nominees listed and FOR the Proposal listed. This proxy is revocable at any time prior to its use. (Items to be voted appear on reverse side.)